   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 2003.

                                                     REGISTRATION NO. 333-110435

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               -----------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                -----------------
                        ASPEN INSURANCE HOLDINGS LIMITED
             (Exact name of Registrant as specified in its charter)

             BERMUDA                           6331                  NOT APPLICABLE
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                                  VICTORIA HALL
                               11 VICTORIA STREET
                                 HAMILTON HM 11
                                     BERMUDA
                            TELEPHONE: (441) 295-8201
                            FACSIMILE: (441) 295-1829
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                                -----------------
                              CT CORPORATION SYSTEM
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                            TELEPHONE: (212) 590-9200
            (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)
                                -----------------
                                   Copies to:

             MICHAEL GROLL, ESQ.                  JOSEPH D. FERRARO, ESQ.              GARY I. HOROWITZ, ESQ.
 LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.   LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.   SIMPSON THACHER & BARTLETT LLP
             125 WEST 55TH STREET                   NO. 1 MINSTER COURT                 425 LEXINGTON AVENUE
           NEW YORK, NY 10019-5389                     MINCING LANE                    NEW YORK, NY 10017-3954
          TELEPHONE: (212) 424-8000                  LONDON, EC3R 7AA                 TELEPHONE: (212) 455-7113
          FACSIMILE: (212) 424-8500           TELEPHONE: 011-44-207-459-5000          FACSIMILE: (212) 455-2502
                                              FACSIMILE: 011-44-207-459-5099

                                -----------------

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                Proposed
               Title Of Each Class Of                       Maximum Aggregate         Amount Of
            Securities To Be Registered                   Offering Price(1)(2)     Registration Fee
------------------------------------------------------   ----------------------   -----------------
Ordinary Shares, par value 0.15144558 cents per share        $250,000,000             $20,225(3)
------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)  Includes shares subject to the underwriters' over-allotment option.


(3)  Previously paid.

                                -----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth in
Item 8(a) of Part II.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the ordinary shares being registered hereby. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission ("SEC" or "Commission"), the National Association of Securities Dealers, Inc. and the New York Stock Exchange.

       Securities and Exchange Commission Filing Fee .....................  $   20,225
       National Association of Securities Dealers, Inc. Filing Fee .......      25,500
       New York Stock Exchange Listing Fee ...............................     150,000
       Fees and Expenses of Company and Shareholders' Counsels ...........   3,400,000
       Printing Expenses .................................................     250,000
       Fees and Expenses of Accountants ..................................   2,900,000
       Blue Sky Fees and Expenses ........................................       5,000
       Transfer Agent and Registrar Fees .................................       5,000
       Miscellaneous Expenses ............................................     700,000
                                                                            ----------
       Total .............................................................  $7,455,725
                                                                            ==========

----------
* To be provided by amendment.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Bye-Law 145 of the Registrant's bye-laws provides, among other things, that, subject to certain provisos, the Registrant's directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators; collectively, the "Indemnified Persons") shall be indemnified and held harmless out of the assets of the Registrant against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his duties and the indemnity contained in Bye-Law 145 shall extend to the Indemnified Persons of the Registrant acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided always that the indemnity contained in this Bye-Law 145 shall not extend to any matter which would render it void under the Companies Acts.

     Bye-Law 149 of the Registrant's bye-laws provides that each shareholder and the Registrant agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Registrant, against any director or officer of the Registrant on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud of such director or officer or to recover any gain, personal profit or advantage to which such director or officer is not legally entitled.

     The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Company's bye-laws or in a contract or arrangement between the

Company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

     The Registrant has purchased directors and officers liability insurance policies. Such insurance will be available to the Registrant's directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers, subject to the limitation of the policy terms.

     Reference is made to the form of Underwriting Agreement to be filed as
Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES

     Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

    o On June 21, 2002, the Registrant sold 24,859,590 ordinary shares to certain accredited investors and members of management of the Registrant for an aggregate price of $372,893,850 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.5000). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On October 16, 2002, the Registrant sold 4,625,070 ordinary shares to Wellington for an aggregate price of $73,052,040 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.5543). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On November 19, 2002, the Registrant sold 4,874,930 ordinary shares to Wellington for an aggregate price of $79,044,003 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.5884). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On November 29, 2002, the Registrant sold 2,555,230 ordinary shares to Wellington for an aggregate price of $40,497,797 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.5523). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On November 29, 2002, the Registrant sold 19,951,320 ordinary shares to certain accredited investors and members of management of the Registrant for an aggregate price of $299,269,800 (based on the British Pound/U.S. Dollar exchange rate on June 21, 2002 at (pounds sterling)1 to $1.5000 since this subscription was the second part of the June 21, 2002 subscription). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o The Registrant issued 10,220 ordinary shares to employees and directors of the Registrant and its subsidiaries during the period of May 23, 2002 to December 31, 2002 for a total consideration of $164,542 (based on the British Pound/U.S. Dollar exchange rate at (pounds sterling)1 to $1.6100). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On February 11, 2003, the Registrant issued 43,420 ordinary shares to employees of the Registrant and its subsidiaries for a total consideration of $707,746 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.6300). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

    o On August 13, 2003, the Registrant issued 4,340 ordinary shares to employees of the Registrant and its subsidiaries for a total consideration of $67,461 (based on the British Pound/U.S. Dollar exchange rate on such date at (pounds sterling)1 to $1.5544). The sale of ordinary shares was made in reliance on Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
------      -----------------------
 1.1        Underwriting Agreement*
 3.1        Certificate of Incorporation and Memorandum of Association of Registrant
 3.2        Amended and Restated Bye-laws of Registrant**
 4.1        Specimen Ordinary Share Certificate
 4.2        Amended and Restated Instrument Constituting Options to Subscribe for Shares in
            Aspen Insurance Holdings Limited*
 5.1        Opinion of Appleby, Spurling & Kempe*
10.1        Amended and Restated Shareholders' Agreement, dated as of September 30, 2003 among the Registrant and each of the persons listed on Schedule A thereto
10.2        Form of Third Amended and Restated Registration Rights Agreement dated as of
            November 14, 2003 among the Registrant and each of the persons listed on Schedule 1 thereto
10.3        Management Services Contract dated June 21, 2002 between Christopher O'Kane and
            Aspen Insurance U.K. Services Limited*
10.4        Service Agreement dated June 21, 2002 between Julian Cusack and the Registrant*
10.5        Management Services Contract dated June 21, 2002 between Sarah Davies and Aspen
            Insurance UK Services Limited*
10.6        Management Services Contract dated June 21, 2002 between David May and Aspen
            Insurance UK Services Limited*
10.7        Aspen Insurance Holdings Limited 2003 Share Incentive Plan
10.8        Three-Year Credit Agreement dated August 26, 2003 among the Registrant, Barclays
            Bank plc and the Lenders named therein
10.9        364-Day Credit Agreement dated August 26, 2003 among the Registrant, Barclays
            Bank plc and the Lenders named therein
10.10       Quota Share Agreement between Syndicate 3030 and Aspen Insurance UK Limited, dated October 21, 2003 reflecting the slip agreement entered into on June 12, 2002**
10.11       Slip agreement for quota share entered into June 6, 2002 between National Indemnity
            Company and Aspen Insurance UK Limited

 EXHIBIT
 NUMBER        DESCRIPTION OF DOCUMENT
 ------        -----------------------
  10.12        Qualifying Quota Share Agreement between Wellington Underwriting, Syndicate 2020 and Aspen Insurance UK Limited dated April 15, 2003**
  10.13        Slip Agreement for Property Risk Excess of Loss Reinsurance Quota Share Treaty
               between Aspen Insurance UK Limited and Montpelier Reinsurance Ltd., dated June
               20, 2002
  10.14        Slip Agreement for Quota Share Treaty of Wellington Underwriting Inc. Property
               Business between Aspen Insurance UK Limited and Montpelier Reinsurance Ltd.,
               dated June 20, 2002
  10.15        Slip Agreement for Quota Share Treaty of Wellington Underwriting Inc. Auto Liability
               Business between Aspen Insurance UK Limited and Montpelier Reinsurance Ltd.,
               dated June 20, 2002
  21.1         Subsidiaries of the Registrant**
  23.1         Consent of KPMG Audit Plc**
  23.2         Consent of Appleby, Spurling & Kempe*
  23.3         Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
  24.1         Power of Attorney by Paul Myners**
  24.2         Power of Attorney by Julian Avery**
  24.3         Power of Attorney by Ian Cormack**
  24.4         Power of Attorney by Heidi Hutter**
  24.5         Power of Attorney by Prakash Melwani**
  24.6         Power of Attorney by Bret Pearlman**
  24.7         Power of Attorney by Norman Rosenthal**
  24.8         Power of Attorney by Kamil M. Salame**
  24.9         Power of Attorney by Anthony Taylor**
  99.1         Form F-N


----------

*     To be filed by amendment.

**    Previously filed.

ITEM 9. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 25th day of November, 2003.


                                           Aspen Insurance Holdings Limited

                                           By:    /s/ Christopher O'Kane
                                                  ------------------------
                                           Name:  Christopher O'Kane
                                           Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of November, 2003.


          SIGNATURE                              TITLE
          ---------                              -----

              *                          Chairman and Director
-----------------------------
         Paul Myners

   /s/ Christopher O'Kane        Chief Executive Officer and Director
-----------------------------    (Principal Executive Officer)
     Christopher O'Kane

      /s/ Julian Cusack          Chief Financial Officer and Director
-----------------------------      (Principal Financial Officer and
        Julian Cusack                Principal Accounting Officer)

              *                                Director
-----------------------------
        Julian Avery

              *                                Director
-----------------------------
         Ian Cormack

              *                                Director
-----------------------------
        Heidi Hutter

              *                                Director
-----------------------------
       Prakash Melwani

              *                                Director
-----------------------------
        Bret Pearlman

              *                                Director
-----------------------------
     Norman L. Rosenthal

              *                                Director
-----------------------------
       Kamil M. Salame

              *                                Director
-----------------------------
       Anthony Taylor

            SIGNATURE
            ---------


                *
  -----------------------------
          Bret Pearlman
(authorized representative in the
         United States)


*By:    /s/ Julian Cusack
     -------------------------
          Attorney-in-fact